Investor Relations Contact:
Maria Quillard
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

Editorial Contact:
Lisa Washington
Xilinx, Inc.
(408) 626-6272
lisa.washington@xilinx.com

FOR IMMEDIATE RELEASE

XILINX NAMES MOSHE GAVRIELOV PRESIDENT & CEO,
WIM ROELANDTS CONTINUES AS CHAIRMAN OF THE BOARD

     SAN JOSE, CA, JANUARY 7, 2008 – Xilinx, Inc. (NASDAQ: XLNX) today announced that Moshe Gavrielov, 53, has been appointed president and chief executive officer (CEO), succeeding Willem P. Roelandts, 63, who remains chairman of the board. Gavrielov becomes only the third Xilinx CEO in its 24-year history, and brings nearly 30 years of executive management and engineering experience with semiconductor and software companies to Xilinx. Gavrielov’s appointment is effective immediately.

     Most recently, Gavrielov served as executive vice president and general manager of the fast-growing verification division at Cadence Design Systems, Inc. Before that, Gavrielov spent seven years as CEO of Verisity Ltd., where he grew the company from a $4M start-up, taking it through its initial public offering (IPO) in 2001 to a $70M publicly-traded company, and ultimately to its acquisition by electronic design automation leader Cadence in 2005.

     “Moshe has an excellent track record in building semiconductor and software businesses, applying an outstanding blend of strategic, analytic, business and leadership skills,” said Chairman Roelandts. “Equally important is his commitment to a culture of innovation that honors the contributions of each and every employee, in keeping with the core values upon which Xilinx has been built over the past 24 years. Moshe’s selection was approved unanimously by our board of directors, and we’re fully confident that he is the right person to lead Xilinx through its next stage of growth.”

      “I’m honored and excited to assume responsibility from Wim for leading one of the most highly-respected semiconductor companies in the world,” said Gavrielov. “We have a great opportunity to bring the benefits of Xilinx technology to a broader range of industries and applications in the coming years, building upon a solid foundation of technology innovation and market leadership. I look forward to working closely with our employees and partners to continue delivering unique value to an expanded set of customers, fulfilling the Xilinx vision to put a programmable solution into every electronic system.”

     Prior to joining Verisity, then Cadence, Gavrielov spent nearly ten years at LSI Logic Corp., where he served in a variety of executive management positions, including executive vice president for the $1.3B products group, senior vice president of international markets, general manager for Europe, and general manager of the application-specific integrated circuit (ASIC) division. Gavrielov began his career in engineering and engineering management at National Semiconductor and Digital Equipment. Gavrielov earned a bachelor's degree in electrical engineering and a master's degree in computer science from the Israel Institute of Technology (Technion) in Haifa, Israel. He possesses five patents.

     In his new role, Gavrielov succeeds one of the most highly respected CEOs in the industry. Roelandts was named president and CEO of Xilinx in 1996 after a 30-year management career at Hewlett-Packard Co. Just before joining Xilinx, he served as senior vice president responsible for all aspects of HP's then $6 billion worldwide computer systems business, including research and development, manufacturing, marketing, professional services and sales.

     Over more than a decade, Roelandts has led Xilinx through an intense period of change within the semiconductor industry, growing the company’s sales from $560 million to over $1.8 billion in fiscal year 2007. During his tenure, Roelandts significantly expanded the company’s global business and initiated its successful market diversification strategy to better address high-growth end markets, including consumer, automotive, industrial and defense. These markets have grown from 12 percent of total revenues in fiscal year 2002 to 45 percent of total revenues today.

      Under Roelandt’s leadership, Xilinx was recognized by FORTUNE Magazine for its culture of innovation and management philosophy committed to addressing difficult economic times without resorting to layoffs. Notably, Xilinx ranked in the top 10 of FORTUNE’s annual listing of "100 Best Companies to Work For" from 2002 to 2005, among America’s elite corporations.

     Since 2004, Roelandts has served on the board of directors for Applied Materials, Inc. For more than four years, Roelandts served as chairman of the board of the Fabless Semiconductor Association (FSA), where he played an instrumental role in the organization's growth and global expansion. During his tenure, FSA membership grew to nearly 500 and the organization expanded its reach into Asia and Europe. In November 2007, Roelandts assumed the post of chairman of the Semiconductor Industry Association (SIA).

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “may,” “will,” “could,” “should,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including our ability to successfully manage the CEO transition and other risk factors listed in our most recent Form 10-K and Form 10-Q.

About Xilinx

     Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.